Exhibit 16.01

[Grabush, Newman & Co., P.A. letterhead]

August 24, 2005

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

To Whom It May Concern:

          Grabush, Newman & Co., P.A. served as independent accountants for Under Armour, Inc. during the years ended December 31, 1999 through 2002. We were provided with the following section of Under Armour's Form S-1 Registration Statement planned to be filed in the near future:

Change in Independent Accountants

          For the years ended December 31, 1999 through 2002, Grabush, Newman & Co., P.A. ("Grabush") examined and reported upon the financial statements of Under Armour, Inc. In May of 2003, Grabush ceased active operations, and had never been registered with the Public Company Accounting Oversight Board to conduct business before the SEC. In 2003, we retained PricewaterhouseCoopers LLP to act as our independent registered public accounting firm. In connection with Grabush's audits of our financial statements for the years ended December 31, 2001 and 2002, and prior to Grabush's cessation of active operations and its replacement, there were no unresolved disagreements with Grabush on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, nor any reportable events. Grabush's reports on our financial statements for the years ended December 31, 2001 and 2002 contained no adverse opinion or disclaimer of opinion and were not modified or qualified as to uncertainty, audit scope or accounting principles. The decision to engage PricewaterhouseCoopers LLP was unanimously approved by our board of directors. We had not consulted PricewaterhouseCoopers LLP on accounting matters during the period of engagement with Graubsh.

          We have reviewed the two paragraphs above, agree with the statements contained therein regarding Grabush and have no information about the statements contained therein regarding PricewaterhouseCoopers LLP. We have not been provided with or read any other part of the S-1 and make no comment about any other portion of the S-1.

Sincerely,

GRABUSH, NEWMAN & Co., P.A.

By: /s/ Mark Lefko

GNCO/swc